Exhibit 10.1

AGREEMENT

AGREEMENT, dated as of November 8, 2022 (this “Agreement”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Gaming Technologies, Inc., a Delaware corporation (the “Company”), having its principal place of business at Two Summerlin, Las Vegas, NV 89135. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of November 18, 2021 by and between Puritan Partners and the Company (the “Securities Purchase Agreement”).

WHEREAS, Puritan Partners agreed to purchase pursuant to the Securities Purchase Agreement $1,666,666.67 principal amount of 10% Original Issue Discount Senior Secured Convertible Notes due November 18, 2022 (the “Note”) and 120% coverage (on an as converted basis of the face amount of the Note) of 5- year warrants exercisable at the conversion price to purchase shares of Common Stock of the Company (the “Warrants”);

WHEREAS, an Event of Default occurred on May 18, 2022 due to the Company’s failure to pay the Monthly Redemption Amount and interest due on the Note on such date resulting in additional amounts due and owing under the Note;

WHEREAS, as of the date hereof, $2,457,676.91 is due and owing under the Note;

WHEREAS, the Company would like Puritan Partners to amend the Maturity Date of the Note until February 15, 2023;

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.       Puritan Partners agrees to modify the Maturity Date of the Note to February 15, 2023. In exchange for modifying such Maturity Date, the Company shall provide Puritan Partners with additional Warrants with the same terms as the Warrants issued in the Securities Purchase Agreement and the Transaction Documents (with the term running from the date hereof) in an amount such that Puritan Partners obtains an additional 10% warrant coverage per month based on the initial investment amount from November 1, 2022 to February 15, 2023. Thus, Puritan Partners shall receive a total number of warrants equal to 210% of the original face amount of the Note, i.e., $1,666,666.67 converted at the lower of (i) $2.75 or (ii) the price of the common stock in a Qualified Offering to purchase shares of common stock of the Company, exercisable at the exercise price set forth in the Warrants. For purposes of the previous sentence, if the Company issues units in a Qualified Offering, such price of the common stock sold in the Qualified Offering shall be the price of the common stock sold in the offering less the fair market value of the warrant sold in the offering. The foregoing shall not otherwise impact the terms of the Note (which shall, notwithstanding this agreement, continue to accrue all interest and fees in accordance with its terms) or the Transaction Documents which shall remain in full force and effect. In the event that any term, condition, representation, warranty or other agreement contained in any of the Transaction Documents shall not be compiled with, Puritan Partner’s agreement to extend the Maturity Date shall terminate on the date of such noncompliance and it shall be entitled to keep all Warrants agreed to be paid pursuant hereto.

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2.       The Company will take all corporate action necessary to expeditiously increase the authorized shares of the Company to 400,000,000.

3.         The Company agrees that as soon as it has raised sufficient funds to make a payment on the outstanding balance of the Note, it will promptly do so.

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

GAMING TECHNOLOGIES, INC.

By: /s/ Jason Drummond
Name: Jason Drummond
Title: Chief Executive officer

Puritan Partners LLC

By: /s/ Richard Smithline
Name: Richard Smithline
Title: Managing Member

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